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                                                                    Exhibit 23.1


                              ACCOUNTANTS' CONSENT

The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885, and
333-27999) of Orbital Sciences Corporation and subsidiaries of our reports dated February 16, 1999, except as to note 13 which is as of March 18, 1999, and note 1A which is as of April 17, 2000, relating to the consolidated balance sheets of Orbital Sciences Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows, and the related consolidated financial statement schedule, for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K/A of Orbital Sciences Corporation and subsidiaries.

Our reports refer to the restatement of the consolidated balance sheets as of December 31, 1998 and 1997, and the consolidated statements of operations, stockholders' equity and cash flows, and the related consolidated financial statement schedule, for each of the years in the three-year period ended December 31, 1998.


                                                                        KPMG LLP

Washington, D.C.
April 17, 2000